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Exhibit 21

LIST OF SUBSIDIARIES

Stamps.com Inc.’s direct wholly owned subsidiaries are:

PhotoStamps Inc., a California corporation;
Auctane LLC, a Texas limited liability company, d/b/a ShipStation;
Interapptive Inc., a Missouri corporation, d/b/a ShipWorks;
PSI Systems, Inc., a California corporation d/b/a Endicia;
ShippingEasy Group, Inc., a Delaware corporation;
ShipEngine Inc., a Delaware corporation; and
Pacific Shelf 1855 Limited, a limited company organized under the laws of England and Wales.

In addition:

ShippingEasy, Inc., a Delaware corporation, is wholly owned by ShippingEasy Group, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.;

MetaPack Limited, a limited company organized under the laws of England and Wales, is wholly owned by Pacific Shelf 1855 Limited and is an indirect wholly owned subsidiary of Stamps.com Inc.;

MetaPack Poland Sp. z o.o., MetaPack Germany GmbH, MetaPack Software SAS, MetaPack Far East Limited and MetaPack Holdings USA, Inc., are organized under the laws of Poland, Germany, France, Hong Kong and the State of Georgia, respectively, are wholly owned by MetaPack Limited and are indirect wholly owned subsidiaries of Stamps.com Inc.; and

Abol Software, Inc., a Georgia corporation, is wholly owned by MetaPack Holdings USA, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.

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